United States securities and exchange commission logo





                     November 28, 2023

       Fr  d  ric Ruel
       Chief Financial Officer
       Osisko Gold Royalties Ltd
       1100 Avenue des Canadiens-de-Montr  al
       Suite 300
       Montreal, Qu  bec
       H3B 2S2

                                                        Re: Osisko Gold
Royalties Ltd
                                                            Form 40-F for the
Year Ended December 31, 2022
                                                            40-F filed March
30, 2023
                                                            File No. 001-37814

       Dear Fr  d  ric Ruel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation